October 17, 2017

Dear James:

We are pleased to offer you the position of Chief Financial Officer and Assistant Secretary of The Chefs’ Warehouse, Inc. (the “Company”). This letter constitutes our offer.  Please keep in mind that this letter and its contents are confidential unless otherwise disclosed by the Company.

The terms of this offer are as follows (pending approval by the Board of Directors (the “Board”) of the Company):

Title: Chief Financial Officer and Assistant Secretary.

Start Date: It is expected that your start date with the Company will be November 11, 2017 (the “Start Date”).

Reporting Relationship: The position reports directly to Christopher Pappas, President & Chief Executive Officer of the Company.

Base Salary: As of the Start Date, your base salary will be paid in weekly installments of $7,211.53, which is equivalent to $375,000 on an annual basis (“Base Salary”), and subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Your Base Salary is subject to adjustment at the discretion of the Compensation and Human Capital Committee (the “Committee”) of the Board or the Board.

Cash Incentive Plan: The Company currently maintains an annual cash incentive plan in which the Company’s leadership team participates (the “2017 Cash Incentive Plan”). You will be eligible to participate in this plan, or any future plan providing for cash incentive awards established by the Committee or the Board for its leadership team, subject to the terms of such plans. For fiscal 2017, you will be eligible to participate in the 2017 Cash Incentive Plan on a pro-rated basis with a targeted payout equal to 75% of your pro-rated Base Salary in fiscal 2017 (the “CIP Target Bonus”), subject to the Company achieving performance goals established by the Committee. Your cash incentive awards will be based 100% on corporate goals and you will be eligible to receive a payout equal up to 200% of your CIP Target Bonus, subject to the Company achieving certain performance goals established by the Committee. Payouts, if any, under the 2017 Cash Incentive Plan will be paid in 2018 promptly after certification by the Committee of the Company’s achievement of the performance goals established by the Committee for fiscal 2017.

Equity-based Awards: You will be eligible to participate in the Company’s 2011 Omnibus Equity Incentive Plan and in any future equity based plans established by the Committee or the Board and to receive awards of equity-based compensation under such plans.

For fiscal 2017, you will be eligible to participate on a pro-rated basis in a mix of equity-based awards equal to 75% of your pro-rated Base Salary in fiscal 2017 (the “LTIP Target Award”). Promptly following your Start Date, the Committee will award you a mix of time-based vesting restricted shares and performance-based vesting restricted shares. The dollar value at the time of the grant of the time-based vesting restricted share award (“TRSA”) will equal 30% of the LTIP Target Award and the dollar value of the target performance-based vesting restricted share award (“PRSA”) at the time of the grant of the PRSA will equal 70% of the LTIP Target Award.

The forfeiture restrictions with respect to the TRSA will lapse in one-third increments on each of March 6, 2018, March 6, 2019 and March 6, 2020, and such TRSA shall be subject to the terms of your TRSA agreement.

The PRSA shall vest, in an amount corresponding to the performance goals met during the three-year period ending on December 27, 2019 (the “Performance Period”), on the date of certification by the Committee of the Company’s achievement of certain performance goals for the Performance Period, as established by the Committee at the March 6, 2017 meeting and communicated to you, and such PRSA shall be subject to the terms of your PRSA agreement. You will be eligible to receive up to 200% of your PRSA subject to the Company’s achievement of certain performance goals for the Performance Period, as determined by the Committee. The number of performance-based vesting restricted shares that do not vest, if any, shall be forfeited by you immediately upon the Committee’s determination that the necessary performance criteria relating to that portion of the PRSA have not been met. The detailed terms and conditions of the TRSA and PRSA will be set forth in the respective TRSA and PRSA agreements between you and the Company entered into following the grant of the awards.

Benefits: In addition to the base salary and benefits described above, you will be eligible for the following additional benefits:

•	Health Insurance: Medical, dental and vision insurance coverage.
•	Short Term Disability Insurance.
•	Life Insurance: 1x Annual Salary up to $300,000.
•	401(k) defined contribution plan: The Company matches contributions in an amount equal to 3% of its employee’s contributions up to 6% of your base salary up to a maximum of $2,500 a year.
•	You are entitled to 4 weeks of vacation and 5 sick days annually.

Severance: You will be entitled to receive your then current Base Salary, as of the Termination Date (as defined below), for a period of up to twelve (12) months (the “Severance”) following the effective date of termination of your employment by the Company (the “Termination Date”)

without “Cause”, which such Severance shall terminate upon the earlier to occur of: (i) twelve (12) months following the Termination Date, and (ii) your first day of work upon obtaining “Suitable Employment” (“Suitable Employment” is defined as a position with a base salary of 80% or more of your then current Base Salary, as of the Termination Date) following the termination of your employment by the Company without “Cause”, and which such Severance is payable in pro rata installments in accordance with the Company’s normal payroll cycle and practices. “Cause” is defined as termination of your employment by the Company due to (i) your conviction of, or plea of nolo contendere to, any felony, or any act of fraud, embezzlement or dishonesty by you against the Company or any of its subsidiaries, or any act of moral turpitude or any conduct in which you engage during your employment that tends to bring the Company or any of its subsidiaries into public disgrace or disrepute, (ii) the commission or any act or omission by you involving fraud or dishonesty with respect to the Company or any of its subsidiaries or in connection with any relationship between the Company or any of its subsidiaries and any customer or supplier, (iii) your use of illegal drugs or repeated abuse of other drugs or repeated excess consumption of alcohol interfering with performance of your duties, (iv) any gross negligence or willful misconduct in the performance of your duties with respect to the Company or any of its subsidiaries or (v) your failure to follow the lawful directives of the Company’s President and Chief Executive Officer where you have been given written notice of the acts or omissions constituting such failure and you have failed to cure such conduct, where susceptible to cure, within thirty (30) days following such notice. For the avoidance of doubt, no portion of the Severance shall be due if you are terminated for Cause.  The President and Chief Executive Officer of the Company shall have sole discretion in determining whether Cause exists.

Notwithstanding the foregoing, no payment shall be made or benefit provided to you or your estate, as applicable, pursuant to this “Severance” Section of this offer letter, unless you or a representative or agent of your estate, as applicable, sign and, if applicable, do not revoke a general release of all claims against the Company, and any related, affiliated, or associated persons and/or entities as the Company may designate or determine in its sole discretion, in such form as the Company may reasonably require, it being understood that the Company may require a general release of all claims to the maximum extent permissible by law (the “Release”). The Release must be signed by you or your estate, as applicable, and returned to the Company within the period designated by the Company, which shall not extend later than fifty (50) days after the Termination Date.  It is understood and agreed that a release of all claims is a necessary precondition to the payment of any portion of Severance.

At-Will Employment: Your employment with the Company shall be at will and either you or the Company may terminate the employment relationship at any time for any reason with or without prior notice, except as otherwise prohibited by law.  Further, nothing contained herein is or shall be construed as a contract of employment for any definite or indefinite period of time.

Specified Employee Status: Notwithstanding any provision to the contrary in this offer letter, if on the Termination Date, you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, as determined by the Board or a committee thereof, then all severance benefits payable to you under this offer letter that constitute deferred compensation subject to the requirements of Section 409A of the Code that are payable to you within the six (6) month period following your separation from service shall be postponed for a period of six (6) months following your “separation from service” with the Company (or any successor thereto). Any payments delayed pursuant to this paragraph will be made in a lump sum on the Company’s first regularly scheduled payroll date that follows such six (6) month period or, if earlier, the date of your death, and any remaining payments required to be made under this offer letter will be paid upon the schedule otherwise applicable to such payments under this offer letter.

Miscellaneous: You acknowledge that this offer letter represents the entire agreement between you and the Company with respect to your employment and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company or any of its subsidiaries or affiliates.

If you are in agreement with the above outlined terms, please sign below. This offer is in effect November 11, 2017.

This offer letter shall be governed by the laws of the state of New York, without regard to such state’s conflicts of laws provisions.

(Signature Page Follows)

Signatures:

/s/ Christopher Pappas
Christopher Pappas, President & Chief Executive Officer, The Chefs’ Warehouse, Inc.

/s/ James Leddy
James Leddy

October 17, 2017
Date

(Signature Page to James Leddy Offer Letter)